Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES RECORD FIRST QUARTER EARNINGS
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas (April 16, 2009) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three months ended March 31, 2009.

Southside reported record net income of $14.1 million for the three months ended March 31, 2009, an increase of $8.6 million, or 155.0%, when compared to $5.5 million for the same period in 2008.

Earnings per diluted share increased $0.58, or 156.8%, to $0.95 for the three months ended March 31, 2009, when compared to $0.37 for the same period in 2008.

The return on average shareholders’ equity for the three months ended March 31, 2009 increased to 33.78%, compared to 16.14%, for the same period in 2008.  The annual return on average assets increased to 2.14%, for the three months ended March 31, 2009, compared to 1.00%, for the same period in 2008.

“We are gratified to report our best quarterly earnings since we opened the doors almost 50 years ago,”  stated B. G. Hartley, Chairman and Chief Executive Officer.  “We are equally pleased that core earnings were also at a record level.    The successful execution of our business plan is a tribute to all Southside employees who have effectively guided this franchise in good economic times and otherwise.  We feel quite fortunate to be based in the state of Texas.  I would like to thank all of our customers for their support and express our eagerness to continue our commitment to serve them in the future.  Finally, I appreciate the trust every shareholder puts in our institution.  Your continued support of Southside is never taken lightly.”

“We remain in an environment of high macroeconomic uncertainty and volatility.  This condition has persisted for well over a year now.  The capital markets have reflected this dislocation, resulting in a high degree of market volatility.  In the fourth quarter of 2008, we realized a $5.8 million gain on sale of securities.  In the first quarter of 2009, we realized a $12.9 million gain on sale of securities, net of impairment charges.  These gains are a product of the economic times we are currently living through.  During this period of extreme volatility, not seen in decades, certain sectors of securities were available for purchase at incredibly attractive prices.  Because of the extreme swings in market value, these attractive prices that might have taken years to return to prior levels, returned to levels consistent with a more liquid market in a relatively short period of time, in some cases months.  This led to abnormally high security gains that are unlikely to be repeated in future quarters.  In an environment where bank capital is scarce, we are fortunate to be in the position to increase capital through earnings in order to support franchise growth.  This capital allows Southside the opportunity to further expand traditional banking services.”

“You can be assured that we are managing the bank with an acute awareness to the macroeconomic environment.  Our earnings ability is the product of a traditional credit and balance sheet discipline.  We are committed to maintaining that discipline to allow the bank to prosper in a wide variety of potential economic outcomes. Our veteran management team provides a depth of experience and knowledge that is especially critical during these precarious times.”

“At Southside, we have always had a traditional lending approach and have not significantly altered that approach as lending cycles come and go.  Therefore, we continue to partner with our customers in the same fashion as we have for almost 50 years.  Our commitment to the communities we serve remains strong.  Last, but most importantly, we are indeed open for business, eager to make loans, and serve our customers as we have been every day since we started a community bank on Beckham Avenue in Tyler back in 1960.”

Loan and Deposit Growth

For the three months ended March 31, 2009, total loans decreased $10.1 million, or 1.0% compared to December 31, 2008.  The decrease was a result of the reduction in construction loans which decreased $10.3 million, or 8.6% to $109.8 million at March 31, 2009 from $120.2 million at December 31, 2008.

Nonperforming assets increased $1.6 million, or 10.1% to $17.4 million or 0.63% of total assets, for the three months ended March 31, 2009 when compared to December 31, 2008.  This increase is primarily related to construction loans, mostly associated with the acquisition of Fort Worth National Bank and, to a lesser extent, loans to individuals purchased by Southside Financial Group.

During the three months ended March 31, 2009, deposits increased $123.8 million, or 8.0% compared to December 31, 2008.  During the first quarter, one of our public fund customers made a substantial deposit, which is the primary reason for this increase.  We anticipate this public fund deposit will roll-off over the next twelve to fifteen months.

Net Interest Income

Net interest income increased $6.9 million, or 44.7%, to $22.2 million for the three months ended March 31, 2009, when compared to $15.4 million for the same period in 2008.  For the three months ended March 31, 2009 when compared to the same period in 2008, our net interest spread increased to 3.37% from 2.55% and during the same periods the net interest margin increased to 3.83% from 3.22%.  Compared to the previous quarter, the net interest margin and net interest spread for the three months ended March 31, 2009 decreased to 3.83% and 3.37%, respectively, from 3.96% and 3.49% for the three months ended December 31, 2008.

Net Income for the Three Months

The increase in net income for the three months ended March 31, 2009 was primarily a result of security gains and an increase in net interest income partially offset by an increase in provision for loan losses, an other-than-temporary impairment, noninterest expense and a decrease in noninterest income net of security gains. Provision for loan losses increased $1.4 million, or 60.3%, for the three months ended March 31, 2009, compared to the same period in 2008 due primarily to the increase in nonperforming construction loans, overall market conditions, as well as loans to individuals purchased by Southside Financial Group.

Noninterest expense increased $2.2 million, or 15.5%, for the three months ended March 31, 2009, compared to the same period in 2008.  The increase in noninterest expense was primarily a result of increases in personnel associated with our overall growth and expansion, including Southside Financial Group, an increase in retirement expense and normal salary increases for existing personnel, all of which are reflected in salaries and employee benefits which increased a combined $1.8 million or 20.3%, when compared to the same period in 2008.  FDIC insurance premiums also increased during the period.

About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $2.8 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 44 banking centers in Texas and operates a network of 47 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the costs and profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	March 31,	December 31,	March 31,
	2009	2008	2008
	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$2,763,872	$2,700,238	$2,262,871
Loans	1,012,460	1,022,549	980,879
Allowance for loan losses	17,432	16,112	10,611
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,136,827	1,026,513	702,928
Held to maturity, at cost	223,876	157,287	183,555
Investment securities:
Available for sale, at estimated fair value	154,756	278,378	179,430
Held to maturity, at cost	478	478	476
Federal Home Loan Bank stock, at cost	39,459	39,411	26,175
Deposits	1,679,944	1,556,131	1,442,669
Long-term obligations	718,175	715,800	315,873
Shareholders’ equity	176,463	161,089	142,407
Nonperforming assets	17,378	15,781	8,133
Nonaccrual loans	11,263	14,289	6,565
Loans 90 days past due	1,527	593	859
Restructured loans	894	148	182
Other real estate owned	3,194	318	121
Repossessed assets	500	433	406

Asset Quality Ratios:
Nonaccruing loans to total loans	1.11%	1.40%	0.67%
Allowance for loan losses to nonaccruing loans	154.77	112.76	161.63
Allowance for loan losses to nonperforming assets	100.31	102.10	130.47
Allowance for loan losses to total loans	1.72	1.58	1.08
Nonperforming assets to total assets	0.63	0.58	0.36
Net charge-offs to average loans	0.90	0.74	0.57

Capital Ratios:
Shareholders’ equity to total assets	6.38	5.95	6.28
Average shareholders’ equity to average total assets	6.34	6.04	6.22

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	March 31,	December 31,	March 31,
	2009	2008	2008
		(in thousands)
		(unaudited)
Real Estate Loans:
Construction	$109,842	$120,153	$101,574
1-4 Family Residential	238,403	238,693	240,856
Other	182,838	184,629	205,513
Commercial Loans	164,331	165,558	156,137
Municipal Loans	136,533	134,986	119,015
Loans to Individuals	180,513	178,530	157,784
Total Loans	$1,012,460	$1,022,549	$980,879

	At or for the
	Three Months
	Ended March 31,
	2009	2008
	(dollars in thousands)
	(unaudited)

Selected Operating Data:
Total interest income	$36,660	$32,096
Total interest expense	14,423	16,726
Net interest income	22,237	15,370
Provision for loan losses	3,590	2,239
Net interest income after provision for loan losses	18,647	13,131
Noninterest income
Deposit services	4,035	4,417
Gain on sale of securities available for sale	13,796	2,092

Total other-than-temporary impairment losses	(5,627)	–
Portion of loss recognized in other comprehensive
income (before taxes)	4,727	–
Net impairment losses recognized in earnings	(900)	–

Gain on sale of loans	335	465
Trust income	563	593
Bank owned life insurance income	301	310
Other	784	825
Total noninterest income	18,914	8,702
Noninterest expense
Salaries and employee benefits	10,484	8,713
Occupancy expense	1,418	1,388
Equipment expense	375	312
Advertising, travel & entertainment	509	464
ATM and debit card expense	299	288
Director fees	146	144
Supplies	212	177
Professional fees	630	434
Postage	188	184
Telephone and communications	281	258
FDIC Insurance	536	236
Other	1,439	1,705
Total noninterest expense	16,517	14,303
Income before income tax expense	21,044	7,530
Provision for income tax expense	6,410	1,953
Net income	14,634	5,577
Less: Net income attributable to the noncontrolling interest	(489)	(31)
Net income attributable to parent	$14,145	$5,546

Common share data attributable to parent:
Weighted-average basic shares outstanding	14,750	14,496
Weighted-average diluted shares outstanding	14,960	14,868
Net income per common share
Basic	$0.96	$0.38
Diluted	0.95	0.37
Book value per common share	11.88	9.80
Cash dividend declared per common share	0.13	0.12

Selected Performance Ratios:
Return on average assets	2.14%	1.00%
Return on average shareholders’ equity	33.78	16.14
Average yield on interest earning assets	6.16	6.49
Average yield on interest bearing liabilities	2.79	3.94
Net interest spread	3.37	2.55
Net interest margin	3.83	3.22
Average interest earnings assets to average interest bearing liabilities	119.49	120.43
Noninterest expense to average total assets	2.50	2.59
Efficiency ratio	55.41	61.08

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	March 31, 2009			March 31, 2008
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,021,735	$19,018	7.55%	$976,099	$18,855	7.77%
Loans Held For Sale	2,508	18	2.91%	2,849	31	4.38%
Securities:
Investment Securities (Taxable)(4)	64,347	319	2.01%	61,115	680	4.48%
Investment Securities (Tax-Exempt)(3)(4)	126,534	2,166	6.94%	76,952	1,290	6.74%
Mortgage-backed and Related Securities (4)	1,209,257	16,404	5.50%	903,436	11,973	5.33%
Total Securities	1,400,138	18,889	5.47%	1,041,503	13,943	5.38%
FHLB stock and other investments, at cost	41,476	104	1.02%	24,985	262	4.22%
Interest Earning Deposits	21,924	10	0.18%	1,534	15	3.93%
Federal Funds Sold	15,741	16	0.41%	6,984	52	2.99%
Total Interest Earning Assets	2,503,522	38,055	6.16%	2,053,954	33,158	6.49%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	47,910			48,081
Bank Premises and Equipment	43,165			39,991
Other Assets	99,758			88,781
Less: Allowance for Loan Loss	(16,180)			(10,020)
Total Assets	$2,678,175			$2,220,787
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$62,275	137	0.89%	$53,927	172	1.28%
Time Deposits	620,279	4,505	2.95%	597,942	7,482	5.03%
Interest Bearing Demand Deposits	544,554	1,730	1.29%	476,241	3,101	2.62%
Total Interest Bearing Deposits	1,227,108	6,372	2.11%	1,128,110	10,755	3.83%
Short-term Interest Bearing Liabilities	145,704	1,165	3.24%	360,011	3,300	3.69%
Long-term Interest Bearing Liabilities – FHLB Dallas	662,026	6,008	3.68%	157,085	1,586	4.06%
Long-term Debt (5)	60,311	878	5.90%	60,311	1,085	7.24%
Total Interest Bearing Liabilities	2,095,149	14,423	2.79%	1,705,517	16,726	3.94%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	377,700			351,686
Other Liabilities	34,581			24,728
Total Liabilities	2,507,430			2,081,931

SHAREHOLDERS’ EQUITY (6)	170,745			138,856
Total Liabilities and Shareholders’ Equity	$2,678,175			$2,220,787
NET INTEREST INCOME		$23,632			$16,432
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.83%			3.22%
NET INTEREST SPREAD			3.37%			2.55%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $723 and $590 for the three months ended March 31, 2009 and 2008, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $672 and $472 for the three months ended March 31, 2009 and 2008, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $941 and $679 for the three months ended March 31, 2009 and 2008, respectively.

Note: As of March 31, 2009 and 2008, loans totaling $11,263 and $6,565, respectively, were on nonaccrual status. The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.